Exhibit 99.1

NEWS RELEASE for March 16, 2006

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, CFO & EVP
	michaelm@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES CORPORATION REPORTS RECORD

EARNINGS FOR 2005, UP 39% FROM 2004

MIAMI (March 16, 2006) … World Fuel Services Corporation (NYSE:INT) (the “Company”), a global leader in the marketing and financing of marine and aviation fuel products and related services, today reported that net income for the fourth quarter ended December 31, 2005 was $12.0 million, or $0.42 per diluted share, compared to $11.2 million, or $0.47 per diluted share, for the same quarter in the prior year. For the year ended December 31, 2005, the Company reported a 39% increase in net income to $39.6 million, or $1.57 per diluted share, from $28.6 million, or $1.22 per diluted share, for the same period in the prior year.

During December 2005, the Company elected to repatriate $40.0 million in foreign earnings in order to take advantage of the special taxing provisions, available only through the end of 2005, contained in the American Jobs Creation Act of 2004. Under the special taxing provisions, only 15% of foreign earnings repatriated were subject to U.S. tax. The repatriation increased our tax expense for the year ended December 31, 2005 by $2.8 million, or $0.11 per diluted share, and increased our effective tax rate by approximately 5.1%.

“We are very pleased to report record results for the year”, said Paul Stebbins, Chairman and Chief Executive Officer. “Our global team has done an outstanding job and provided an excellent platform for 2006.”

FOURTH QUARTER AND YEAR END FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenue	$2,534,255	$1,790,847	$8,733,947	$5,654,373
Income From Operations	$19,739	$14,825	$56,620	$37,972
Net Income	$11,970	$11,221	$39,609	$28,559
Diluted earnings per share	$0.42	$0.47	$1.57	$1.22

- CONTINUED -

WORLD FUEL SERVICES CORPORATION REPORTS RECORD EARNINGS FOR 2005, UP 39% FROM 2004

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine and aviation fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports and seaports worldwide. With 43 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. The Company’s aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. For more information, call (305) 428-8000 or visit www.wfscorp.com.

Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, material disruptions in the availability or supply of fuel, adverse conditions in the shipping and aviation industries, major changes in political, economic, regulatory, or environmental conditions, the impact of natural disasters, the loss of key customers, suppliers or key members of senior management, uninsured losses, changes in United States and foreign laws, competition, credit risk associated with accounts and notes receivable, financial risks associated with our business and our price risk management services, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES CORPORATION REPORTS RECORD EARNINGS FOR 2005, UP 39% FROM 2004

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)
Revenue	$2,534,255	$1,790,847	$8,733,947	$5,654,373
Cost of sales	2,478,401	1,747,599	8,555,283	5,524,417

Gross profit	55,854	43,248	178,664	129,956

Operating expenses:
Compensation and employee benefits	20,947	18,331	74,030	58,634
Provision for bad debts	2,072	1,527	8,644	4,338
General and administrative	13,096	8,565	39,370	29,012

	36,115	28,423	122,044	91,984

Income from operations	19,739	14,825	56,620	37,972
Other income (expense), net	391	(221)	(792)	(2,138)

Income before income taxes	20,130	14,604	55,828	35,834
Provision for income taxes	7,886	3,328	15,475	6,969

	12,244	11,276	40,353	28,865

Minority interest in income of consolidated subsidiaries	(274)	(55)	(744)	(306)

Net income	$11,970	$11,221	$39,609	$28,559

Basic earnings per share	$0.44	$0.50	$1.67	$1.29

Basic weighted average shares	26,938	22,368	23,700	22,104

Diluted earnings per share	$0.42	$0.47	$1.57	$1.22

Diluted weighted average shares	28,428	23,668	25,214	23,454

Continued

WORLD FUEL SERVICES CORPORATION REPORTS RECORD EARNINGS, UP 39% FROM 2004

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	As of December 31, 2005	As of December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$133,284	$64,178
Short-term investments	10,000	—
Accounts and notes receivable, net	688,129	490,780
Inventories	35,802	40,901
Prepaid fuel and expenses	81,095	52,209

Total current assets	948,310	648,068

PROPERTY AND EQUIPMENT, NET	11,579	7,092

OTHER ASSETS	54,112	57,011

	$1,014,001	$712,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$737	$1,100
Accounts payable	534,064	385,243
Customer deposits	23,776	36,476
Accrued expenses	76,979	44,166

Total current liabilities	635,556	466,985

LONG-TERM LIABILITIES	25,098	56,683

STOCKHOLDERS’ EQUITY	353,347	188,503

	$1,014,001	$712,171

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